First Busey Announces Second Quarter 2009 Loss, Pre-provision Profit and Dividend Payment

Message from our President & CEO

Urbana, IL - First Busey Corporation’s (Nasdaq: BUSE) consolidated net loss for the quarter ended June 30, 2009 was $20.5 million, or $0.57 per fully-diluted common share, compared to net income of $4.6 million, or $0.13 per fully-diluted common share, for the quarter ended June 30, 2008. On a year-to-date basis, consolidated net loss was $15.0 million, or $0.42 per fully-diluted share in 2009 as compared to net income of $14.6 million, or $0.41 per fully-diluted share in 2008.

The decline in net income was primarily due to increased provision for loan losses. We recorded $47.5 million in provision for loan losses in the second quarter of 2009 as compared to $12.3 million in the same period of 2008. Year-to-date, our provision for loan losses was $57.5 million, as compared to $14.5 million in 2008. Additionally, downward pressure on the net interest margin primarily attributable to lost interest income on non-accrual loans and loans charged-off, and increased FDIC insurance have negatively affected our earnings.

Our Illinois markets continue to perform remarkably well. Our credit challenges are primarily within our Indianapolis and Florida markets. In Illinois, the non-performing loans/ loans ratio is 1.1% ($25.5 million/$2.31 billion), whereas the ratio is 6.1% ($11.2 million/$182.1 million) in Indiana and 13.6% ($90.4 million/$0.67 billion) in Florida. Additionally, more than half of our Illinois non-performing loans consist of two relationships that we believe to have fully provided for the potential losses.

Our core market is performing very well and we are executing the operational discipline necessary to return to solid profitability levels once we emerge from our credit issues. A review of our core operating results (pre-tax, pre-provision operating profit), follows:

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Net interest income increased to $28.4 million in the second quarter of 2009 as compared to $27.6 million in the first quarter of 2009, our first quarterly increase since the second quarter of 2008. The increase in net interest income is attributable to lower funding costs as income from earning assets declined by $0.7 million, whereas interest expense from interest-bearing liabilities declined by $1.5 million.

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Non-interest income increased $1.4 million in the second quarter of 2009 as compared to the first quarter of 2009, primarily due to income from the sale of mortgage loans and increased remittance processing revenue.

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Non-interest expense increased $4.3 million to $30.1 million in the second quarter of 2009 as compared to $25.8 million in the first quarter of 2009. This increase was due primarily to increased FDIC insurance of $2.6 million, increased commissions from mortgage loans of $1.6 million and losses from foreclosed real estate of $0.8 million. After accounting for these increases, our non-interest expense decreased $0.7 million from the first quarter of 2009.

As noted in our first quarter earnings release, we are committed to the priorities of Balance Sheet Strength, Profitabilityand Growth—in that order. While significant provisioning certainly impacts our current earnings position, our priority is to emerge from these challenging economic times equipped to capitalize on profitable growth opportunities. While we believe to have adequately provided for our loan losses to date, as noted in our past releases and discussed at our 2008 and 2009 shareholder meetings, we expected to experience larger than normal levels of nonperforming assets in 2008 and throughout 2009. We are not finished with the issues within our loan portfolio; you can expect additional provisioning in the future.

Despite the earnings challenges, our banks are well-capitalized. Our holding company and our banks exceed the regulatory definition of well-capitalized, the highest regulatory standard. In addition to working to maintain our strong capital position, we have remained focused on liquidity. We have reduced our non-deposit funding by $90.9 million since December 31, 2008, including paying down of $32 million of debt at our holding company. Our non-interest bearing deposits have increased $80.6 million over the same period. Although our cash position has declined by $99.3 million, interest-bearing deposits were reduced by $243.3 million since December 31, 2008, most of which were higher cost certificates-of-deposit.

On July 24, 2009, we will pay a dividend of $0.08 per common share to shareholders of record on July 21, 2009. We analyzed this dividend payment decision very carefully to ensure it was consistent with our capital plan and our earnings. Although we recorded a net loss for the quarter, our core operating results and current capital position supported the dividend payment. We will continue to review the dividend payment in subsequent quarters.

The Busey Strategy is built upon fulfilling The Busey Promise to our four pillars -- customers, associates, communities and shareholders. We will grow by successfully executing our mission of exceeding the service needs of our customers, investing in our associates and communities and delivering long-term value to you, our shareholders. Busey associates not only possess significant financial expertise, but positive attitudes and commitment to an extra-ordinary service philosophy. This combination allows us to remain customer-focused and retain market share despite challenging economic times. We thank our associates for their efforts, our customers for their business and our shareholders for their continued support of Busey.

As always, your input and questions are welcome.

\s\ Van A. Dukeman

Corporate Profile

First Busey Corporation is a $4.3 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has thirty-four banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. As of June 30, 2009, Busey Bank had total assets of $3.8 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $420.1 million as of June 30, 2009.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of June 30, 2009, Busey Wealth Management had approximately $3.1 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 32 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,700 agent locations in 40 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:

Barbara J. Harrington, CFO

217-365-4516

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
EARNINGS & PER SHARE DATA
Net income/(loss)[1]	$(20,472)	$5,506	$4,591	$(14,966)	$14,595
Revenue[2]	45,872	43,641	45,266	89,480	90,320
Fully—diluted earnings per share	(0.57)	0.15	0.13	(0.42)	0.41
Cash dividends paid per share	0.08	0.20	0.20	0.28	0.40

Net income (loss) by operating segment
Busey Bank	$(14,074)	$6,584	$6,395	$(7,490)	$17,997
Busey Bank, N.A.	(6,061)	(714)	(2,002)	(6,775)	(3,049)
Busey Wealth Management	717	562	871	1,279	1,317
FirsTech	847	822	703	1,669	1,322
AVERAGE BALANCES
Assets	$4,419,839	$4,410,790	$4,235,000	$4,412,282	$4,214,780
Earning assets	3,971,923	3,966,968	3,733,761	3,969,384	3,713,522
Deposits	3,436,870	3,488,527	3,200,098	3,462,467	3,215,248
Interest—bearing liabilities	3,372,323	3,455,020	3,289,370	3,416,464	3,271,299
Stockholders' equity — common	446,600	452,327	517,936	449,146	519,418
PERFORMANCE RATIOS
Return on average assets[3]	(1.86%)	0.51%	0.44%	(0.68%)	0.70%
Return on average common equity[3]	(18.39%)	4.94%	3.56%	(6.72%)	5.65%
Net interest margin[3]	2.92%	2.88%	3.46%	2.90%	3.47%
Efficiency ratio[4]	62.61%	56.26%	56.26%	59.40%	57.75%
Non—interest revenue as a % of total revenues[2]	38.09%	36.77%	30.35%	37.42%	30.48%
ASSET QUALITY
Gross loans	$3,162,007	$3,261,440	$3,166,705
Allowance for loan losses	88,549	88,498	48,579
Net charge—offs	47,449	20,173	6,645	67,622	8,431
Allowance for loan losses to loans	2.80%	2.71%	1.53%
Allowance as a percentage of non—performing loans	69.65%	73.03%	82.84%
Non—performing loans
Non—accrual loans	122,595	105,424	53,155
Loans 90+ days past due	4,540	15,752	5,486
Geographically
Downstate Illinois/ Indiana	36,714	36,653	18,639
Florida	90,421	84,523	40,002
Other non—performing assets	14,787	16,957	3,095
[1]				Available to common stockholders, net of preferred dividend and TARP warrant accretion
[2]	Net of interest expense, excludes security gains.
[3]				Quarterly ratios annualized and calculated on net income (loss) available to common stockholders.
[4]	Net of security gains and intangible charges.

Special Note Concerning Forward-Looking Statements

This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008
Assets
Cash and due from banks	$90,797	$138,413	$190,113	$124,639
Investment securities	648,891	708,112	654,130	580,891
Net loans	3,073,458	3,172,942	3,158,910	3,118,126
Premises and equipment	80,082	80,890	81,732	82,198
Goodwill and other intangibles	254,675	255,765	256,868	278,835
Other assets	128,611	114,353	118,340	80,742
Total assets	$4,276,514	$4,470,475	$4,460,093	$4,265,431

Liabilities & Stockholders' Equity
Non—interest bearing deposits	$458,647	$458,332	$378,007	$376,452
Interest—bearing deposits	2,885,426	3,031,869	3,128,686	2,797,511
Total deposits	$3,344,073	$3,490,201	$3,506,693	$3,173,963

Federal funds purchased & securities
sold under agreements to repurchase	154,099	143,635	182,980	217,734
Short—term borrowings	30,000	58,000	83,000	117,000
Long—term debt	125,493	132,743	134,493	151,910
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	38,893	39,208	43,110	36,301
Total liabilities	$3,747,558	$3,918,787	$4,005,276	$3,751,908
Total stockholders' equity	$528,956	$551,688	$454,817	$513,523
Total liabilities & stockholders' equity	$4,276,514	$4,470,475	$4,460,093	$4,265,431
Per Share Data
Book value per share	$11.98	$12.65	$12.70	$14.35
Tangible book value per share	$4.87	$5.51	$5.53	$6.56
Ending number of shares outstanding	35,816	35,816	35,815	35,787

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest and fees on loans	$41,607	$48,611	$83,747	$100,262
Interest on investment securities	6,021	6,079	12,188	12,880
Other interest income	—	3	—	108
Total interest income	$47,628	$54,693	$95,935	$113,250
Interest on deposits	16,498	19,174	34,315	42,021
Interest on short—term borrowings	683	1,756	1,526	3,515
Interest on long—term debt	1,306	1,391	2,580	3,121
Junior subordinated debt owed to unconsolidated trusts	742	846	1,519	1,805
Total interest expense	$19,229	$23,167	$39,940	$50,462
Net interest income	$28,399	$31,526	$55,995	$62,788
Provision for loan losses	47,500	12,300	57,500	14,450
Net interest income (loss) after provision for loan losses	$(19,101)	$19,226	$(1,505)	$48,338
Fees for customer services	4,292	3,994	8,289	7,845
Trust fees	3,348	3,698	6,553	6,771
Remittance processing	3,381	3,028	6,635	5,975
Commissions and brokers' fees	428	686	947	1,388
Gain on sales of loans	3,715	1,206	6,133	2,366
Net security gains	54	30	75	502
Other	2,309	1,128	4,928	3,187
Total non—interest income	$17,527	$13,770	$33,560	$28,034
Salaries and wages	10,792	11,851	21,421	23,363
Employee benefits	2,754	2,586	5,571	5,722
Net occupancy expense	2,396	2,325	4,971	4,789
Furniture and equipment expense	1,823	2,350	3,759	4,267
Data processing expense	1,930	1,628	3,662	3,316
Amortization expense	1,090	1,130	2,180	2,259
Other operating expenses	9,371	5,067	14,415	11,394
Total non—interest expense	$30,156	$26,937	$55,979	$55,110
Income (loss) before income taxes	$(31,730)	$6,059	$(23,924)	$21,262
Income taxes	(12,601)	1,468	(10,688)	6,667
Net income (loss)	$(19,129)	$4,591	$(13,236)	$14,595
Preferred stock dividends and TARP warrant accretion	$1,343	$—	$1,730	$—
Income (loss) available for common stockholders	$(20,472)	$4,591	$(14,966)	$14,595
Per Share Data
Basic earnings (loss) per share	$(0.57)	$0.13	$(0.42)	$0.41
Fully—diluted earnings (loss) per share	$(0.57)	$0.13	$(0.42)	$0.41
Diluted average shares outstanding	35,816	35,931	35,816	36,031